INVESTMENT ADVISORY AGREEMENT

between

DUNHAM FUNDS

and

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

     AGREEMENT made this 15th day of January, 2008, by and between DUNHAM FUNDS, a Delaware business trust (the "Trust"), on behalf of each of its series listed on Schedule A hereto, and DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC., a corporation organized under the laws of the State of California (the "Adviser").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Trust is authorized to create and currently consists of several separate series shares, each having its own investment objectives and policies; and

     WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended and engages in the business of providing investment management services; and

     WHEREAS, the Trust desires to retain the Adviser to render investment management services with respect to the series listed on Schedule A, as may be amended from time to time, attached hereto and made a part of this Agreement (each a "Fund" and collectively the  "Funds"), and the Adviser is willing to render such services on the following terms and conditions.

     NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree as follows:

1.   DUTIES OF THE TRUST.

     (a) The Trust, except as otherwise provided in this Agreement, is responsible for conducting its own business and affairs and for all necessary and incidental expenses and salaries including, but not limited to, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates;  preparation and filing of such  forms as may be  required  by the  various  jurisdictions  in which the Trust's  shares may be sold;  preparation,  printing  and mailing of reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes, and state and federal registration fees.

     (b) In the conduct of the respective businesses of the parties and in the performance of this Agreement, the Trust and the Adviser may share facilities common to each, with appropriate proration of expenses between them.

     (c) To the extent the Adviser incurs any costs by assuming expenses that are an obligation of the Trust as set forth herein, the Trust shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which the Trust is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Trust to the extent of the Adviser's actual costs for providing such services.

2.   DUTIES OF THE ADVISER.

     (a) The Trust employs the Adviser generally to manage the investment and reinvestment of the assets of the Funds.  In so doing, the Adviser may hire one or more sub-advisers for each Fund to carry out the investment program of the Fund(s) (subject to the approval of the Trust's Board of Trustees and, except as otherwise permitted under the terms of any exemptive relief obtained by the Adviser from the U.S. Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of any affected Fund(s).  To the extent that the Adviser does hire any sub-adviser, it will thereafter continuously review, supervise and (where appropriate) administer the investment program of the Fund(s).

     (b) The Adviser will provide, or direct any sub-adviser to provide to the Administrator and the Trust records concerning the Adviser's and sub-adviser(s)' activities which the Trust is required to maintain, and to render regular reports to the Administrator and to the Trust's officers and Trustees concerning the Adviser's and sub-adviser(s)' performance of the foregoing responsibilities. The retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

     (c) The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Fund set forth in the Trust's prospectus and statement of additional information, as amended from time to time (referred to collectively as the "Prospectus"), and applicable laws and regulations. The Trust will furnish the Adviser from time to time with copies of all amendments or supplements to the Prospectus, if any.

     (d) The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel   required by it to perform the services on the terms and for the compensation provided herein.  The Adviser will not, however, pay for the cost of securities, commodities, and other investments  (including brokerage commissions and other transaction charges, if any) purchased or sold for the Trust.

3.   DELIVERY OF DOCUMENTS.

     (a) The Trust has furnished Adviser with copies properly certified or authenticated of each of the following and will furnish any amendments and restatements as they are effected:

          (i) The Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of Delaware (such Agreement and Declaration of Trust,  as  presently in effect and as it shall from time to time be amended, is herein called the "Declaration of Trust");

          (ii) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the "By-Laws");

          (iii) Prospectuses of the Funds.

     (b) The Adviser has furnished to the Trust, a copy of its Form ADV as filed with the U.S. Securities and Exchange Commission, and will furnish any amendment thereto as it may be effected.

4.   OTHER COVENANTS. The Adviser agrees that it:

     (a) will comply  with all  applicable Rules and Regulations  of the U.S. Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law;

     (b) will place or will direct the  sub-advisers to place orders pursuant to its/their  investment  determinations  for the Fund(s) either  directly with the issuer or with any broker or dealer.  In executing portfolio transactions and selecting brokers or dealers, the Adviser will, or will direct the sub-advisers to use its/their best efforts to seek on behalf of a Fund the best overall terms available.  In assessing the best overall terms available for any transaction, the Adviser  (or any sub-adviser) shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the   broker-dealer to execute a particular transaction the Adviser (or any sub-adviser) may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to a Fund and/or other accounts over which the Adviser or an affiliate of the Adviser may exercise investment discretion.  The Adviser (or any sub-adviser) is authorized, subject to the prior approval of the Trust's Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser (or any sub-adviser) determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services  provided  by such  broker  or  dealer  - -  viewed  in  terms  of that particular  transaction or terms of the overall  responsibilities of the Adviser to a Fund.  In addition, the Adviser (or any sub-adviser) is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser or the Trust's principal underwriter) to take into account the sale of shares of the Trust if the Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will any Fund's securities be purchased from or sold to the Adviser, any sub-adviser engaged with respect to that Fund, the Trust's principal underwriter, or any affiliated person of either the Trust, the Adviser, and sub-adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the U.S.  Securities and Exchange Commission and the 1940 Act. The Adviser (and any sub-adviser) is also authorized to enter into brokerage/service arrangements with broker-dealers whereby certain broker-dealers agree to pay all or a portion of a Fund's custodian, administrative, transfer agency, and/or other fees in exchange for such Fund directing certain minimum brokerage amounts to such broker-dealer, if, and only if, the Adviser (or any sub-adviser) determines in good faith that such arrangement was reasonable - viewed in terms of that particular transaction or terms of the overall responsibilities of the Adviser (or sub-adviser) to a Fund.

5.   COMPENSATION OF THE ADVISER.

     (a) For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate(s) specified in Schedule A, as may be amended from time to time, attached hereto and made a part of this Agreement.  Such compensation shall be paid to the Adviser at the end of each month and calculated by applying a daily rate to the assets of each of the Funds, based on the annual percentage rates as specified in the attached Schedule A. The fee shall be based on the average daily net assets for the month involved.

     (b) Any advisory fees which may be charged by sub-advisers hired by the Adviser and a Fund of the Trust, are the sole obligation of  that Fund .

     (c) If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

     (d) The Adviser may voluntarily or contractually agree to reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may similarly agree to make payments to limit expenses that are the responsibility of the Trust under this Agreement.  Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments.  Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily.  Any fee withheld shall be voluntarily reduced and any Fund expense paid by the Adviser voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the Fund to the Adviser in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law if the aggregate expenses for the next succeeding fiscal year, second fiscal year or third succeeding fiscal year do not exceed any limitation to which the Adviser has agreed.

6.   EXCESS EXPENSES.

     If the expenses for any Fund for any fiscal year  (including fees and other amounts payable to the Adviser, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which Shares are qualified for offer and sale, the Adviser shall bear such excess cost.

     However, the Adviser will not bear expenses of the Trust or any Fund that would result in the Trust's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code.  Payment of expenses by the Adviser pursuant to this Section 6 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by a waiver of the Adviser's fees provided for hereunder, and such waiver shall be treated as a reduction in the purchase price of the Adviser's services.

7.   REPORTS.

     The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.  The Adviser further agrees to furnish to the Trust, if applicable, the same such documents and information pertaining to any sub-adviser as the Trust may reasonably request.

8.   STATUS OF THE ADVISER.

     The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.  The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.  To the extent that the purchase or sale of securities or other investments of any issuer may be deemed by the Adviser to be suitable for two or more accounts managed by the Adviser, the available securities or investments may be allocated in a manner believed by the Adviser to be equitable to each account.  It is recognized that in some cases this may adversely affect the price paid or received by the Trust or the size or position obtainable for or disposed by the Trust or any Fund.

9.   USE OF DUNHAM NAME.

     In the event that the Adviser ceases to be a Fund’s investment manager for any reason, the Fund will (unless the Adviser otherwise agrees in writing) take all necessary steps to change to a name not including the word "Dunham," within a reasonable period of time.

10.  CERTAIN RECORDS.

     Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser  (or any sub-adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.  The Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

11.  LIMITATION OF LIABILITY OF THE ADVISER.

     The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful malfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.  (As used in this Section 11, the term "Adviser" shall include directors, officers, employees and other corporate agents of the Adviser as well as that corporation itself).

12.  PERMISSIBLE INTERESTS.

     Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise subject to the provisions of applicable law. All such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's Prospectus as required by law.  In addition, brokerage transactions for the Trust may be effected through affiliates of the Adviser or any sub-adviser if approved by the Board of Trustees, subject to the rules and regulations of the U.S. Securities and Exchange Commission.

13.  DURATION AND TERMINATION.

     This Agreement, unless sooner terminated as provided herein, shall for each Fund listed on Schedule A attached hereto remain in effect from the date of execution or, if later, the date the initial capital to a series of the Trust is first provided (the "Effective Date."), until two years from the Effective Date, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually  (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such  approval,  and (b) by the  Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the  shareholders  of any Fund fail to approve the Agreement as provided herein,  the Adviser may  continue to serve  hereunder  in the manner and to the extent  permitted  by the 1940 Act and rules  and  regulations  thereunder.  The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 90 days’ written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment.

     This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

     As used in this Section 13, the terms "assignment",  "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission.

14.  GOVERNING LAW.

     This Agreement shall be governed by the internal laws of the State of California, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.

15.  NOTICE.

     Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser: Jeffrey A. Dunham, President Dunham & Associates Investment Counsel, Inc. P.O. Box 910309 San Diego, CA 92191 Phone: (800) 442-4358	To the Trust: c/o Denise S. Iverson, Treasurer Dunham Funds P.O. Box 910309 San Diego, CA 92191 Phone: (858) 964-0500

16.  SEVERABILITY.

     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.  ENTIRE AGREEMENT.

     This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

     No series of the Trust shall be liable for the obligations of any other series of the Trust.  Without limiting the generality of the foregoing, the Adviser shall look only to the assets of a particular Fund for payment of fees for services rendered to that Fund.

     Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the U.S. Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

DUNHAM & ASSOCIATES

DUNHAM FUNDS

INVESTMENT COUNSEL, INC.

By:

By:

   ___/s/ Jeffrey Dunham_____

_____/s/ Denise S. Iverson___

   Jeffrey A. Dunham, President

Denise Iverson, Treasurer

Attest:

Attest:

       _/s/ James Kearny, CCO_______________             /s/ Hilarey Findeisen, Secretary__

Name & Title:

Name &

Title:

      _______________________

_______________________

Schedule A

to the

Investment Advisory Agreement

between

DUNHAM FUNDS

and

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

Pursuant to Article 4, the Funds shall pay the Adviser compensation at an annual rate as follows:

Compensation (as a

FUND:

percentage of daily net assets):

Dunham Corporate/Government Bond Fund	0.50%
Dunham High-Yield Bond Fund	0.60%
Dunham Real Estate Stock Fund	0.65%
Dunham Appreciation & Income Fund	0.65%
Dunham International Stock Fund	0.65%
Dunham Large Cap Value Fund	0.65%
Dunham Small Cap Value Fund	0.65%
Dunham Large Cap Growth Fund	0.65%
Dunham Emerging Markets Stock Fund	0.65%
Dunham Small Cap Growth Fund	0.65%

Dunham Funds shall pay to each sub-adviser the fee set forth in the respective sub-advisory agreement, which shall specify a fee rate, provided that the annual fee rate for a sub-adviser shall be within the following ranges:

FUND	Range of Annual Sub-Adviser Fee (as a percentage of average daily net assets)*
Dunham Corporate/Government Bond Fund	0.00% to 0.70%
Dunham High-Yield Bond Fund	0.00% to 0.80%
Dunham Real Estate Stock Fund	0.00% to 1.00%
Dunham Appreciation & Income Fund	0.00% to 1.50%
Dunham International Stock Fund	0.00% to 1.00%
Dunham Large Cap Value Fund	0.00% to 1.00%
Dunham Small Cap Value Fund	0.00% to 1.50%
Dunham Large Cap Growth Fund	0.00% to 1.10%
Dunham Emerging Markets Stock Fund	0.00% to 1.20%
Dunham Small Cap Growth Fund	0.00% to 1.30%